Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-186929 on Form S-3 and Nos. 333-07985, 333-75114, 333-130124, 333-163647 and 333-192735 on Form S-8 of Harris Corporation of our report dated February 27, 2015 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the definitive merger agreement with Harris Corporation), relating to the consolidated financial statements of Exelis Inc., and the effectiveness of Exelis Inc.’s internal control over financial reporting, which appears in this Current Report on Form 8-K of Harris Corporation.

/s/ Deloitte & Touche LLP

McLean, Virginia

May 29, 2015